Exhibit 3.1

AMENDMENT TO SECOND AMENDED AND RESTATED BY-LAWS

OF

TELECOMMUNICATION SYSTEMS, INC.

The following amendment is hereby made to the Second Amended and Restated By-Laws (the “By-Laws”) of TeleCommunication Systems, Inc., (the “Corporation”), as of January 30, 2015:

Section 6.07 of the By-Laws of the Corporation is hereby amended to add the following as a new paragraph at the end of said Section:

So long as Steven R. Becker, Matthew A. Drapkin, BC Advisors, LLC, Becker Drapkin Management, L.P., Becker Drapkin Partners (QP), L.P., Becker Drapkin Partners, L.P. any other investment funds, accounts and other investment vehicles managed or advised by Becker Drapkin Management, L.P. or any affiliate of Becker Drapkin Management, L.P. whether currently existing or formed after the date hereof (collectively, “Becker Drapkin”) does not beneficially own more than twelve percent (12%) of the issued and outstanding shares of Class A Common Stock (the “Common Stock”) of the Corporation (based on the latest annual or quarterly report of the Corporation filed with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended), the provisions of Sections 3-701 to 3-709 of the MGCL shall not apply to any shares of Common Stock hereafter acquired by Becker Drapkin or any “associate” (as such term is defined in Section 3-701 of the MGCL) of Becker Drapkin, and such shares of Common Stock are exempted from such Sections of the MGCL to the fullest extent permitted by Maryland law. Notwithstanding anything to the contrary contained herein, this paragraph may not be amended without Becker Drapkin’s prior written consent.